Exhibit 10.17

CONFORMED COPY

PRECISION CASTPARTS CORP.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM -
LEVEL TWO PLAN—ONGOING

January 1, 2005

(As Amended Through Amendment No. 3)

Precision Castparts Corp.,
an Oregon corporation
4650 SW Macadam Avenue, Suite 440
Portland, OR 97239
Company

INDEX OF TERMS

Term	Section	Page
409A	Preamble	1

Acquisition	1.2-3	3
Administrator	1.2-1	2
Affiliate	1.1	2

Benefit Starting Date	3.1	10

Change in Control	10	17
Code	Preamble	1
Committee	1.2-1	2
Company	Preamble	1
Compensation	2.2-2	5

Detrimental Conduct	2.5-3	9
Disability	2.2-7	7

Early Retirement Date	2.3-1	8
Executives	Preamble	1

Final Average Pay	2.2-1	5

Misconduct During Employment	2.5-2	9

Normal Retirement Date	2.1-1	4

Plan	Preamble	1
Primary Social Security Benefit	2.2-3	6
Program	Preamble	1
PCC Retirement Plan	2.2-4(b)	7

Retirement Plan Benefit	2.2-4	6

SERP - Level One Plan	Preamble	1
SERP - Level Two Plan	Preamble	1
Separation from Service	3.2-1	10
Specified Employee	3.2-2	10
Statement of Participation	1.3	3
Subsequent Lump Sum Election	3.4	12

Year of Benefit Service	2.2-6	7
Years of Eligibility Service	2.2-8	7

PRECISION CASTPARTS CORP.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM -
LEVEL TWO PLAN—ONGOING

January 1, 2005

(As Amended Through Amendment No. 3)

Precision Castparts Corp.,
an Oregon corporation
4650 SW Macadam Avenue, Suite 440
Portland, OR 97239
Company

Precision Castparts Corp., an Oregon corporation (the “Company”), adopted the Supplemental Executive Retirement Program (the “Program”) effective February 1, 1989 to provide supplemental retirement benefits for a select group of management or highly compensated employees (“Executives”) as an incentive for them to develop careers with the Company and to perform with a degree of excellence that will promote the best interests of the Company. The Program, which is a supplement to the Executives’ base compensation emoluments, equity compensation and other retirement benefits, is intended to provide additional and supplemental retirement benefits, above and beyond other Company-provided retirement plans, as a reward to those Executives who retire from the Company after substantially contributing to its success for many years.  The Company does not intend the Program to provide benefits to Executives who, after retiring from the Company, continue in or resume active employment or otherwise engage in any business in the same or similar industry(ies) as the Company or any Affiliate. The Program has had two components: the “SERP - Level One Plan” and the “SERP - Level Two Plan.”
The Company has restated the SERP - Level One Plan and the SERP - Level Two Plan to provide for all then covered participants’ December 31, 2004 vested accrued benefits and to provide for ongoing accruals (if applicable) without changing plan terms except as required by changes in applicable law for such then covered participants continuing in covered employment after that date.
This SERP – Level Two Plan (the “Plan”) is adopted in connection with the changes described above in order to provide for accruals for qualifying Executives in Plan-covered employment under the SERP - Level Two Plan on December 31, 2004 who were not vested under that plan on that date and have ongoing employment after that date and for other designated Executives, and to conform with changes in applicable law (including requirements of Internal Revenue Code (“Code”) section 409A (“409A”) and related guidance).

1.	Eligibility and Participation
1.1    Eligible Employees. Participation shall be limited to a select group of designated Executives of the Company and of its U.S. Affiliates. “Affiliate” means a corporation or other business that is more than 50 percent owned by the Company.
1.2    Selection of Participants
1.2-1    Initially, participants in this Plan shall be those Executives who were in covered employment on December 31, 2004 under the SERP - Level Two Plan but did not have vested benefits under that plan on that date and those Executives who have been designated for participation after that date. Other Executives may be designated for participation in this Plan by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. The chief executive officer of the Company may recommend additional participants for approval by the Committee. An Executive may be selected for participation at any time. The Committee may also remove a participant from this Plan on a prospective basis, with or without cause. The Committee-appointed administrator for this Plan (the “Administrator”) shall notify the participant in writing within 30 days after Committee action establishing the removal. The effective date of removal shall be the date of adoption of the Committee action.
1.2-2    Subject to 1.4, following any removal under 1.2-1, the following shall apply:
(a)    The removal, in itself, shall not cause an immediate forfeiture of benefits.
(b)    No further Years of Benefit Service shall be counted following the date of removal.
(c)    The amount described in 2.1-4(a) shall not change after removal, but the amounts described in 2.1-6(c) may change due to further accruals or other increases in the Retirement Plan Benefit and Primary Social Security Benefit.
(d)    A removed participant who continues to be employed by the Company or an Affiliate shall not earn additional credit for Years of Eligibility Service needed to qualify for retirement under Section 2 unless additional credit is authorized by the Committee.
(e)    The preretirement spousal death benefit, if applicable under 4.3, shall end 30 days after notice of removal is given under 1.2-1.
(f)    If the participant is married at removal, any election under 3.3-2 to provide a spousal contingent annuity at 50 percent or 100 percent shall continue to apply. If the participant is unmarried at removal but becomes married prior to the benefit start date, the participant may make an election under 3.3-2 within 30 days after marriage.
1.2-3    Credit for Preacquisition Service and Pay. “Acquisition” means an asset or stock purchase by the Company or an Affiliate of an unaffiliated business. Preacquisition service, pay, or both may be credited under this Plan as follows:
(a)    Credit may be granted by the Committee in the process of enrollment of Executives.
(b)    After enrollment, credit may be granted by the Company’s chief executive officer, except that credit for the chief executive officer may be granted only by the Committee.
(c)    The terms on which credit is granted shall be stated in writing and communicated to the affected Executive.
1.3    Enrollment. Enrollment shall be as follows:
(a)    Upon initial eligibility, each participant shall be notified of the terms of this Plan and given a “Statement of Participation” signed by the Company.
(b)    The Executive shall enroll for participation by completing the Statement of Participation, including all relevant benefit elections as to the form of payment, signing it and returning it to the Administrator.
(c)    Except as provided in 1.4(b), an Executive may only file one Statement of Participation.
(d)    The Statement of Participation shall be provided to the Executive with information about benefits as soon as reasonably practicable after the Committee authorizes the Administrator to enroll the Executive for participation. The Executive is not eligible to become a participant until the Executive has received the Statement of Participation, and the Executive shall not become a Participant until the Executive returns a completed, signed Statement of Participation to the Administrator.
(e)    The completed, signed Statement of Participation must be returned by the Executive to the Administrator as soon as reasonably practicable after the date the Executive receives the Statement of Participation from the Administrator. The lump sum benefit payment method under 3.3 may only be selected in a Statement of Participation if the signed Statement of Participation is returned by the Executive to the Administrator within 30 days after receipt from the Administrator.

1.4    Election. The Statement of Participation must specify the participant’s election as to the form of payment from the forms of benefit available under 3.3. Such election will be irrevocable except as follows:
(a)    A Subsequent Lump Sum Election may be filed as provided in 3.4.
(b)    One replacement Statement of Participation may be filed by an Executive not later than December 31, 2007 (or such other time as may be permitted under Internal Revenue Service transition relief relating to Code section 409A), but the replacement Statement of Participation may not cause any amounts to become payable in the calendar year during which the replacement Statement of Participation is filed or change the time or form of payment of any amounts otherwise payable in the calendar year during which the replacement Statement of Participation is filed.

2.	Supplemental Benefits
2.1    Benefit on Retirement at or After Normal Retirement Date
2.1-1    Subject to 2.1-2 and 2.1-3, the basic supplemental benefit on normal retirement with 25 Years of Benefit Service at or after Normal Retirement Date shall be a monthly pension for life equal to 55 percent of Final Average Pay, minus the participant’s Retirement Plan Benefit and the participant’s Primary Social Security Benefit. The percentage adjustment on normal retirement with more than or less than 25 Years of Benefit Service is provided in 2.1-4. The benefit starting date is addressed in 3.1 and related provisions and the form of payment is addressed in 3.3 and related provisions. “Normal Retirement Date” means the date the participant both has at least 10 Years of Eligibility Service and is at least age 65.
2.1-2    Unless the participant elects a lump sum on enrollment, or pursuant to a valid Subsequent Lump Sum Election or a valid replacement Statement of Participation, the participant’s benefit will be paid in the form of an annuity as provided in 3.3.
2.1-3    The benefit for a partial year at the end of a participant’s period of service shall be prorated based on the number of months in which the participant performs services during the year.
2.1-4    For a participant with less than 25 Years of Benefit Service at normal retirement, the 55 percent factor in 2.1-1 shall be reduced by 1/25th for each year less than 25. The benefit for each Year of Benefit Service over 25 shall be one-half of one percent (.5 percent) of Final Average Pay, minus any portion of the Retirement Plan Benefit and Primary Social Security Benefit that exceeds the basic benefit under 2.1-1 for the first 25 Years of Benefit Service. The basic supplemental benefit can be expressed as follows:
(a)    Fifty-five percent (55%) of Final Average Pay times (Years of Benefit Service up to 25, divided by 25)

PLUS
(b)    One-half of one percent (.5%) of Final Average Pay times (Years of Benefit Service over 25)
MINUS
(c)    (Retirement Plan Benefit plus Primary Social Security Benefit).
2.2    Definitions
2.2-1    “Final Average Pay” means the participant’s average monthly compensation in the highest three calendar years of compensation out of five consecutive calendar years of employment during a period of eligibility service by the Company or an Affiliate. Years separated by a period of one or more calendar years when the participant has no such eligible employment shall be treated as consecutive. Additional compensation paid at retirement or other Separation from Service, such as for periods of unused vacation or sick leave, shall be attributed to calendar years by assuming that employment continued during the period based on which the compensation is measured. Severance pay shall be disregarded, except severance pay in lieu of service.
2.2-2    “Compensation” shall be determined as follows:
(a)    Total direct pay reportable on Form W-2 under Code section 3401(a), disregarding limitations based on the nature or location of employment, shall be counted, subject to the following provisions:
(1)    Half of any bonuses shall be excluded.
(2)    Commissions and cost-of-living allowances shall be excluded.
(3)    Any reimbursements or other expense allowances, fringe benefits, moving expenses, severance or disability pay and other deferred compensation (other than as specified in (b)), and welfare benefits shall be excluded.
(4)    Gains realized from the exercise of nonqualified stock options shall be excluded.
(b)    Total direct pay shall be determined without reduction by elective deferral of otherwise currently taxable compensation under any qualified cash or deferred arrangement under Code section 401(k), any elective welfare benefit arrangement under Code section 125 or a nonqualified deferred compensation plan.

(c)    During periods of ongoing Plan-covered employment (or imputed Years of Benefit Service during disability, under 2.2-6 and 2.2-7) with reduced compensation because of such causes as illness, disability or leave of absence, compensation shall be imputed at the last regular rate before the start of the period. In determining “regular rate” for a period of absence that spans a bonus period so that the Executive does not receive a bonus that the Executive would have received if the Executive had not been absent, the average of the Executive’s bonuses in the three years immediately before the absence started shall be used to include bonuses in the imputed pay period.
2.2-3    “Primary Social Security Benefit” means the primary insurance amount estimated for the participant on retirement at or after age 65 under the federal Social Security Act, determined as follows:
(a)    The amount may be estimated from the regular pay rate under rules established by the Administrator assuming a standard pay progression over a full working career.
(b)    The amount shall not be changed by amendments to the Social Security Act or cost-of-living index adjustments after the participant’s actual Separation from Service date or age 65, whichever is first.
(c)    If a participant retires before age 65, the Primary Social Security Benefit shall be the amount that would be received at age 65 assuming level earnings at the participant’s final rate of pay and no change in the Social Security Act.
2.2-4    “Retirement Plan Benefit” means the sum of all amounts payable as an age-65 retirement benefit (as applicable) for the participant under all defined benefit and defined contribution retirement plans maintained by the Company or by an Affiliate, determined in accordance with the following provisions:
(a)    Subject to (c), the monthly benefit for the participant under any defined benefit pension plan from service counted for benefits under this Plan and any service following removal from participation, and disregarding any benefit derived from rollovers to such plan derived from a source other than employer contributions relating to the period of service counted for benefits under this Plan. The benefit shall be expressed as a retirement benefit at age 65 in the form of a straight life annuity using the actuarial equivalency factors applicable under that plan.
(b)    Subject to (c), the monthly benefit for the participant under a defined contribution retirement plan relating to service counted for benefits under this Plan and any service following removal from participation. The amount of the benefit shall be based on contributions to the participant’s account, carried forward at an interest rate of 8 percent to age 65 or later retirement date, disregarding any amounts derived from employee after-tax or pre-tax contributions or rollovers into the plan by the participant of amounts derived from contributions other than employer contributions for a period of service counted under this Plan. The value of contributions and imputed interest shall be converted to an actuarially equivalent retirement benefit starting at age 65 in the form of a straight life annuity using the actuarial equivalency factors applicable to the Precision Castparts Corp. Retirement Plan (the “PCC Retirement Plan”). If the defined contribution plan is a plan under which employer contributions are made to match, wholly or partly, employee after-tax or pre-tax contributions under the plan, then the offset for the defined contribution plan shall be calculated assuming the employee’s account has been credited, for the period of service covered by this Plan, with the maximum matching contributions the employee could have had credited by making employee contributions (without regard to any operational limitations imposed by discrimination testing), carried forward at an interest rate of 8 percent.
(c)    For purposes of (a) and (b), the Prior Profit Sharing Plan benefit under the PCC Retirement Plan, if applicable, shall be treated as a defined contribution retirement plan benefit, and the rest of the benefit under the PCC Retirement Plan shall be treated as a defined benefit pension plan benefit. The same treatment shall apply to defined-contribution-type features qualified under Code section 414(k) with respect to any other relevant defined benefit pension plans.
2.2-5    Transfer of employment from one Company or Affiliate employer to another Company or Affiliate employer is not retirement.
2.2-6    Subject to 1.2, “Year of Benefit Service” means a period of 12 months based on the anniversary of the date the employee first performs an hour of service as an employee of the Company or an Affiliate. No service for a business before the date it becomes an Affiliate shall be counted as Benefit Service except as provided in 1.2-3. Except for periods of disability as described below, periods of employment other than as a regular full-time employee eligible for active participation in this Plan under 1.1 shall be disregarded and service credit shall be reduced accordingly. If a person becomes totally and permanently disabled while in Plan-covered employment for benefit accrual purposes, and has at least 10 Years of Eligibility Service at the outset of qualifying disability, the participant will continue to accrue Years of Benefit Service during disability up to the date the participant reaches age 65 or retires and starts benefits if earlier.
2.2-7    “Disability” means a condition that makes a person eligible for disability income benefits under Social Security for total, permanent disability.
2.2-8    “Years of Eligibility Service” means Years of Benefit Service as defined in 2.2-6 plus Years of Service (as defined in the PCC Retirement Plan), if any, approved by the Committee performed for a business before the date it became an Affiliate or performed for the Company or an Affiliate after the person has been removed from participation as provided in 1.2-1 and related provisions.
2.3    Retirement Benefit Starting Before Normal Retirement Date
2.3-1    An early retirement supplemental benefit shall be payable for a participant who has a Separation from Service before normal retirement but after qualifying for early retirement. The benefit shall be the normal retirement basic supplemental benefit, as adjusted under 2.1-3 and 2.1-4, if applicable, and reduced as described in 2.3-2. The benefit starting date is addressed in 3.1 and related provisions and the form of payment is addressed in 3.3 and related provisions. “Early Retirement Date” means a date that is before the participant’s Normal Retirement Date and on or after the later of the date the participant has earned at least 10 Years of Eligibility Service, and the total of the participant’s Years of Eligibility Service when combined with the participant’s age equals at least 70. Only whole years of age and Years of Eligibility Service are counted in determining when the total reaches 70. Fractional years of age cannot be combined with fractional Years of Eligibility Service to reach 70.
2.3-2     The reduction referred to in 2.3-1 is 3 percent for each year by which the Early Retirement Date precedes age 65. The reduction for partial years shall be prorated monthly. The early retirement reduction shall be applied after calculating the participant’s benefit as for normal retirement, based on service and compensation to actual retirement.
2.3-3    The benefit provided for in 2.3-1, with the reduction provided for in 2.3-2, can be expressed as the product of (a) multiplied by (b), with (a) and (b) as follows:
(a)    The amount that is
(1)    Fifty-five percent (55%) of Final Average Pay times (Years of Benefit Service up to 25, divided by 25)
PLUS
(2)    One-half of one percent (.5%) of Final Average Pay times (Years of Benefit Service over 25)
MINUS
(3)    (Retirement Plan Benefit plus Primary Social Security Benefit)
TIMES
(b)    The fraction that is
(1-.03 (65 minus age at actual retirement)).

2.3-4    Except as provided under Section 6.2 or Section 4, no benefit shall be paid with respect to a participant who has a Separation from Service before the participant’s first available Early Retirement Date. A participant’s benefit becomes vested when the requirements of this provision are met, and is unvested before that date.
2.4    Retirement After Normal Retirement Date. If a participant’s employment with the Company or an Affiliate continues past the participant’s Normal Retirement Date, Years of Benefit Service shall continue to accrue and Final Average Pay shall be calculated including reference to Compensation up to the participant’s actual retirement date. The benefit shall be based on the regular formula for retirement under 2.1 and related provisions, and no actuarial adjustment shall be made for starting benefits after Normal Retirement Date.
2.5    Timing of Accrual; When Accrued Benefits Are Forfeited
2.5-1    Benefits become accrued for a participant only after the participant qualifies for a normal retirement benefit under 2.1-1 or for an early retirement benefit under 2.3-1 or for an accelerated vested benefit under 6.2, and not before. No benefit (regardless of whether accrued) shall be payable to any participant whose employment is terminated for Misconduct During Employment. No benefit (regardless of whether accrued or whether benefit payments have begun) shall be payable to any participant who, after Separation from Service, engages in Detrimental Conduct, as determined by the Committee in accordance with 2.5-3. A participant who engages in Detrimental Conduct within three years after Separation from Service or within three years after the date of receiving a lump-sum payment if later must repay to the Company any already-received benefit as provided in 3.3-6(f).
2.5-2    “Misconduct during employment” means:
(a)    Committing a fraudulent or otherwise dishonest act related to employment;
(b)    Making an unauthorized disclosure of confidential, proprietary and/or trade secret information related to the Company or any Affiliate if the information was obtained during employment; or
(c)    Engaging in Detrimental Conduct while employed.
2.5-3    “Detrimental Conduct” means doing any of the following during employment or within three years after a Separation from Service:
(a)    Using or making an unauthorized disclosure of confidential, proprietary and/or trade secret information related to the Company or any Affiliate; or
(b)    Directly or indirectly, engaging anywhere in the world as an employee, officer, director, manager, owner, independent contractor, consultant, partner, proprietor, stockholder, joint venturer, member or principal, or in any other similar capacity whatsoever, in any business in the same or similar industry(ies) as the Company, or any Affiliate, including but not limited to those businesses involved in the manufacture or sale of investment castings, metal forgings, fasteners, aerostructures, or any other similar business conducted by the Company or any Affiliate at any time during the participant’s period of employment.  The foregoing sentence shall not prohibit a participant from holding in the aggregate up to five percent (5%) of any securities of a company that is quoted on a recognized stock exchange or automated quotation system.
2.5-4    No forfeiture or absence of a forfeiture shall constitute a waiver of or bar any other remedy that may be available to the Company or an Affiliate under applicable law on account of Misconduct During Employment or Detrimental Conduct.

3.	Payment of Benefits
3.1    Start of Benefits. Except as provided in 2, 3.4-2(c) and 6.2, benefits shall start as of the first day of the month after Separation from Service under 3.2-1. This Plan does not provide for any election to delay the start of benefits beyond the otherwise applicable benefit starting date, except under 3.4-2(c). In the case of a spouse’s death benefit under 4.1 through 4.3, benefits shall start with the month that begins after the participant’s death. Benefit payments shall be made by the end of the month to which they apply in accordance with the Company’s regular payroll processing schedule.
3.2    Separation from Service
3.2-1    “Separation from Service” shall occur upon termination of all the Executive’s employment with the controlled group of corporations or commonly controlled trades or businesses, as defined in Code section 414(b) and (c), of which the Company is a member. The Executive shall not be regarded as having a Separation from Service if:
(a)    The Executive is on leave from the employer for up to six months or for longer with reemployment rights protected by statute or contract; or
(b)    The Executive will continue performing services for the employer and the Executive and the Company reasonably anticipate that the level of such continuing services, whether as an employee or an independent contractor, will be at a rate of 20 percent or more of the average level during the immediately preceding 36-month period.
3.2-2    All payments upon a Separation from Service shall not be paid to the Executive until six months following the separation date, regardless of whether the Executive is a Specified Employee. All amounts due during such six months shall be paid as soon as practicable after the six months has expired. “Specified Employee” means a “key employee” as defined in Code section 416(i), determined without regard to Code section 416(i)(5).

3.3    Form of Benefit
3.3-1    The normal form for payment of benefits shall be a monthly annuity for the life of the participant.
3.3-2     A married participant may elect to receive benefits in the form of an actuarially equivalent contingent annuity with payment continued to the participant’s spouse in full or at one-half. Actuarial equivalency shall be determined with reference to the otherwise payable normal benefit and shall be based on the assumptions applicable to determining comparable benefits under the PCC Retirement Plan.
3.3-3    Subject to 3.4, a benefit election under 3.3-2 may be made upon enrollment in this Plan or within 30 days following the marriage of a participant that occurs before the participant’s benefit starting date under 3.1 or at any other time that is more than 12 months before the participant’s benefit starting date under 3.1. The election shall be by written notice mailed or delivered to the Administrator. An election under 3.3-2 shall no longer be effective if the participant and spouse do not stay married throughout the period from the election date to the benefit starting date or if the participant makes a Subsequent Lump-Sum Election under 3.4.
3.3-4    A participant may elect to receive benefits in the form of an actuarially equivalent lump sum, as follows:
(a)    Selecting “lump sum” as the form of benefits designated in the participant’s Statement of Participation; or
(b)    Making a qualifying Subsequent Lump-Sum Election under 3.4.
3.3-5    If a lump-sum payment election under 3.3-4 or 3.4-1 applies to a participant’s benefit, the following shall apply:
(a)    The amount of the lump-sum payment shall be based on the basic supplemental benefit on retirement under 2.1 or 2.3 as applicable, using Final Average Pay and Years of Benefit Service and other pertinent benefit formula factors as of the benefit starting date under 3.1. For a benefit starting date before the participant’s Normal Retirement Date, the 3 percent adjustment factor in 2.3 shall apply to the extent provided in 2.3-2. The resulting monthly retirement benefit shall then be converted to an actuarially equivalent present value using the interest rate and mortality table assumptions specified in 6.2.
(b)    A lump-sum payment shall constitute complete satisfaction of the benefit obligation under this Plan to the participant, and this Plan’s postretirement death benefit provisions shall not apply. However, the payback obligation under (e) shall remain in effect.

(c)    If a participant dies before starting to receive benefits with a lump-sum payment election in effect and a surviving spouse qualifies for preretirement death benefits under 4.3, the surviving spouse benefit shall be the actuarially equivalent value of the remaining portion of the benefit calculated under 4.3(b), payable in a lump sum. If the participant is unmarried on the date of death, there is no preretirement death benefit and 4.3 shall not apply. The actuarial equivalency shall be determined in a manner consistent with (a).
(d)    A lump-sum election shall apply to the participant’s entire benefit, regardless of whether the service to which the participant’s benefit relates is performed before or after the election is made. Partial lump-sum payment elections shall not be allowed.
(e)    A participant’s election to receive a lump-sum payment shall constitute an irrevocable agreement by the participant to return the amount received if the electing participant engages in Detrimental Conduct under 2.5-3 within three years after termination of employment, or within three years after receipt of the lump-sum distribution, if later. The amount to be returned shall be the full amount distributed plus interest at 7 percent per annum minus the monthly amounts that would have been paid to the participant in the normal benefit form up to the date the Detrimental Conduct began.
3.4    Subsequent Lump-Sum Election
3.4-1    After enrollment, a participant may elect once to change the form of payment of benefits to or from a lump-sum payment by filing a Subsequent Lump-Sum Election, subject to 3.4-2.
3.4-2    The following requirements apply to Subsequent Lump-Sum Elections under 3.4-1:
(a)    The Subsequent Lump-Sum Election must be in writing on a form prescribed by the Administrator, and must be consistent with one of the forms of benefit provided in 3.3.
(b)    The Subsequent Lump-Sum Election must be delivered to the Administrator not less than 12 months before the participant’s benefit starting date under 3.1 (as determined without regard to a five-year delay under (c))..
(c)    The benefit starting date for the participant will be delayed five years from the date the benefit would have been paid if the change had not been made. During the five-year delay, there will not be any preretirement death benefit payable. The early retirement reduction under 2.3-2 will be applied as of the delayed starting date. Any delay beyond age 65 will be actuarially adjusted to reflect the delay using actuarial assumptions applicable to determining comparable benefits under the PCC Retirement Plan.

4.	Death Benefits for Spouse
4.1    Subject to 3.4, if a participant dies after starting to receive benefits, or dies after retiring under 2.1, 2.3 or 2.4 but before starting benefits under 3.1, a death benefit shall be paid only as elected by the participant under 1.3, 1.4 and 3.3. A spouse’s postretirement death benefit shall only be paid to the spouse to whom the participant was married on the participant’s benefit starting date, even if the participant is married to another spouse on the date of death.
4.2    Except as provided in 4.3, if a participant dies before starting to receive benefits or qualifying under 4.1, no death benefit shall be paid. The surviving spouse benefits under 4.3 shall only be payable if the participant and spouse are legally married on the date of death.
4.3    Subject to 1.2-2(e), 3.3-5(c) and 4.2, the surviving spouse of a participant who dies while employed in employment qualifying the participant to earn additional Years of Benefit Service and after the participant has earned at least 10 Years of Eligibility Service, or whose death while so employed is directly related to the participant’s employment, shall receive a death benefit as follows:
(a)    The benefit shall be a monthly payment for the surviving spouse’s life, starting on the first day of the month after the participant’s death.
(b)    Subject to (c), the amount of the spouse’s monthly benefit shall be the amount determined under the 50 percent contingent annuity form described in 3.3-2. In determining the amount of the benefit, the participant’s actual Years of Benefit Service, Final Average Pay and relevant offsets shall be used. On death of a participant before age 65, the reduction under 2.3 shall apply. On death of a participant before early retirement age, the benefit reduction will be calculated with reference to the participant’s earliest available retirement age (determined by imputing advancing age and service after death).
(c)    If a participant election under 3.3-2 to receive benefits in the form of a contingent annuity with payments continued to the surviving spouse in full is in effect, then the amount under (b) shall be determined using that benefit form.

5.	No Advance Funding
Benefits shall be paid from the general assets of the Company. The Company may, but shall not be required to, set aside funds in advance for payment of benefits under this Plan. Even if funds are set aside, that shall not cause this to be a funded employee benefit plan. Participants’ rights under this Plan shall be only as general creditors of the Company.

6.	Amendment and Termination
6.1    Regular Procedure. Subject to 6.3, the Board of Directors of the Company may amend or terminate this Plan on the first day of any month by notice to the participants subject to the restrictions in Code section 409A but may not revoke any participant’s benefit that has a value, determined in accordance with 6.2, as of the revocation date. No value shall be attributed to any spousal survivor benefit for a participant who has not already retired and commenced benefits or to the cash-out payment option for any participant regardless of retirement status. Absent acceleration of vesting under 6.2, the value of an unvested benefit is zero. No benefit accrues for a participant before the participant meets the age and service requirements for vesting under 2.3-4.
6.2    Change in Control. If there is a Change in Control, there will be a total Plan termination effective on the date of the Change in Control and all participants will be fully vested immediately. A change in ownership of an Affiliate of the Company that does not occur as part of a Change in Control under Section 10 will not trigger this 6.2. Vested accrued benefits will be immediately paid as an accelerated vested benefit. The benefit shall be a lump-sum payment as of the first day of the month after the Change in Control. The amount shall be the actuarially determined present value of the participant’s basic supplemental benefit on retirement, including Final Average Pay and Years of Benefit Service as of the date of the Change in Control, using the following mortality and interest rate assumptions:
(a)    The mortality table shall be the RP2000 Healthy Annuitant mortality tables (100 percent male for retirees and 100 percent female for spouses) projected to 2010 by scale AA.

(b)    The interest rate for each year shall be determined by using the 24-month average of the Moody’s Long-Term Corporate Bond Yield composite index, ending with the November of the preceding year, less 110 basis points. Each year’s interest rate shall remain in effect for distributions that occur at any time during the year.

No cash-out value shall be attributed to any spousal survivor benefit for a participant. If a participant qualifies for payment of a benefit under this provision, but dies before payment of the benefit, the benefit shall be paid to the participant’s surviving spouse if the participant is married on the date of death, or to the participant’s estate if the participant is not married on the date of death.

6.3    Technical, Editorial or Operational Changes. The chief executive officer of the Company may amend this Plan to make technical, editorial or operational changes on advice of counsel to comply with applicable law or to simplify or clarify this Plan. The Committee is also authorized to adopt changes under this provision, and shall be the only authorized party to adopt such a change if it affects the benefit of the chief executive officer without having the same effect on substantially all other similarly situated participants. The chief executive officer and the Committee may each delegate amendment authority under this provision to one or more executive officers of the Company, except that no officer to whom authority is delegated may adopt a change if it affects the benefit of that officer without having the same effect on substantially all other similarly situated participants. For example, if applicable tax laws, regulations, revenue rulings or revenue procedures would require a participant to report taxable income due to a benefit under this Plan before the benefit is payable to the participant, this Plan may be amended under this provision to prevent such premature taxation. The Company, the Committee, the chief executive officer and their employees, officers, agents and others acting on their behalf shall not have any liability to any Plan participant or beneficiary with respect to such premature taxation, regardless of whether or not an amendment has been made under this provision.
6.4    Notwithstanding any restriction in this Plan, the Company may amend this Plan from time to time to comply with Code section 409A or with other legal requirements that would cause material adverse consequences to participants if violated.

7.	Not Contract of Employment
This Plan shall not be a contract of employment between the Company or an Affiliate and any participant. No participant may object to termination of this Plan under Section 6. This Plan shall not prevent the Company or an Affiliate from discharging any participant from employment at any time.

8.	Claims Procedure
8.1    Filing Procedure. Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan shall present the request to the Administrator, who shall respond in writing as soon as practicable. Oral claims must be confirmed in writing by the claimant within a reasonable time. If no written confirmation is received within two weeks of an oral claim, the Administrator may state the claim in writing communicated to the claimant and then proceed on that basis.
8.2    Notice of Denial. If the claim or request is denied, the written notice of denial shall state:
(a)    The reasons for the denial, with specific reference to this Plan’s provisions on which the denial is based;
(b)    A description of any additional material or information required and an explanation of why it is necessary; and
(c)    An explanation of this Plan’s claim review procedure.
8.3    Review Procedure. Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Administrator, who shall inform the Committee. The original decision shall be reviewed by the Committee, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.
8.4    Decision on Review. The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstance, the claimant shall be so notified and the time shall be 120 days. The decision shall be expressed in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

9.	General Provisions
9.1    If suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorneys’ fees at trial and on any appeal.
9.2    Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as registered or certified mail directed to the Company at the address stated in the Statement of Participation or to such other address as either party may specify by notice to the other party. Unless otherwise designated, notices to the Committee or the Administrator shall be sent to the address specified for the Company.
9.3    The rights of a participant under this Plan are personal. Except for amounts owing to or claimed by the Company or an Affiliate and except for the limited provisions of 3.3, no interest of a participant or spouse or representative of a participant may be directly or indirectly transferred, encumbered, seized by legal process or in any other way subjected to the claims of any creditor.
9.4    Following termination of employment, a participant shall not be an employee of the Company or an Affiliate for any purpose and payments under Section 3 shall not constitute salary or wages. A participant shall receive such payments as retirement benefits, not as compensation for performance of any substantial services.
9.5    Except as provided in 9.3, this Plan shall be binding upon and inure to the benefit of the parties and their successors and assigns. If the Company or an Affiliate merges, consolidates or otherwise reorganizes, or its assets or business are acquired by another company, this Plan shall be binding upon the successor company and shall apply to any employment of participants by the successor company.
9.6    This Plan shall be construed according to the laws of Oregon except as preempted by federal law.
9.7    The Company may withhold from payments to a participant or surviving spouse any income tax or other amounts as required by law.
9.8    The Committee shall interpret the Plan, shall have final authority to decide any questions about the rights of participants and their beneficiaries, and in general shall arrange for administration of the Plan by the Administrator. Any decision by the Committee shall be final and bind all parties. The Committee shall have absolute discretion to carry out its responsibilities. The Committee may delegate its authority under this provision, except that no officer to whom authority is delegated may interpret the Plan if it affects the benefit of that officer without having the same effect on substantially all other similarly situated participants.
9.9    If any term or provision of this Plan shall be found by a court of competent jurisdiction to be invalid, or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Plan, and such term or provision shall be deemed modified to the extent necessary to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

10.	Definition of Change in Control
For purposes of determining whether a Change in Control has occurred, the following definitions shall apply:
10.1    “Change in Control” means a change in ownership of the Company under Section 10.2, a change in effective control of the Company under 10.3 or a change in the ownership of a substantial portion of the Company’s assets under 10.4.
10.2    A change in ownership occurs on the date that any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Company’s stock.
10.2-1    A change in ownership will not be deemed to occur if, before the person or group acquires additional Company stock, the person or group acquiring Company stock owned, or is treated as owning, more than 50 percent of the total fair market value or total voting power of Company stock.
10.2-2    An increase in the ownership percentage of the person or group as a result of a transaction in which the Company redeems its stock for cash or other property will be treated as an acquisition by the person or group.
10.2-3    Ownership of stock will be determined by applying the rules in Code section 318(a) and by treating stock underlying a vested option as owned by the individual who holds the vested option, unless the stock to which the option applies is not substantially vested as defined in Treasury Regulation section 1.83-3(b) and (j).
10.2-4    Persons will be considered as acting as a group to acquire or hold Company stock or effective control of the Company to the extent provided by applicable regulations or other written guidance published by the Internal Revenue Service.

10.3    A change in effective control of the Company shall occur, regardless whether a change in ownership occurs under 10.2, on the date that an event described in 10.3-1 or 10.3-2 occurs, subject to 10.3-3.
10.3-1    A change in effective control occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during the 12-month period that ends on the date of the most recent acquisition by such person or group) ownership of Company stock possessing more than 35 percent of the total voting power of the Company’s stock.
10.3-2    A change in effective control also occurs on the date that a majority of the Company’s Board of Directors is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Company’s Board members prior to the date of election or appointment.
10.3-3    A change in effective control will not result from the acquisition of additional control of the Company by any person or group that, immediately before such acquisition, owned more than 35 percent of the total voting power of the Company’s stock.
10.4    A change in ownership of a substantial portion of the Company’s assets occurs on the date that any person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) Company assets with a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the Company’s assets immediately prior to the acquisition (or series of acquisitions).
10.4-1    Gross fair market value for this purpose means the value of the Company’s assets or the value of the assets being disposed of, without regard to any liabilities associated with such assets.
10.4-2    No Change in Control occurs solely because the Company transfers assets to an entity controlled by the Company’s shareholders immediately after the transfer.
10.4-3    No change in ownership of the Company’s assets is deemed to occur solely by reason of a transfer of the Company’s assets to any of the following:
(a)    A shareholder of the Company (immediately before the asset transfer) in exchange for the Company’s stock;
(b)    An entity, half or more of whose total value or voting power is owned by the Company (directly or indirectly);
(c)    A person or group that owns (directly or indirectly) 50 percent or more of the value or voting power of all of the Company’s outstanding shares; or

(d)    An entity, half or more of whose total value or voting power is owned (directly or indirectly) by a person who owns 50 percent or more of the value or voting power of the Company’s outstanding shares.

11.	Effective Date
This 2005 Restatement shall be effective January 1, 2005. Procedures for changes from provisions of the SERP - Level Two Plan shall be implemented according to a schedule established by the Administrator.
COMPANY    PRECISION CASTPARTS CORP.

By: /s/ W.D. Larsson
Name:    William D. Larsson

Title:	Senior Vice President and
Chief Financial Officer

Date signed:    12/18, 2006

AMENDMENT NO. 1 EXECUTED AS FOLLOWS, EFFECTIVE JANUARY 1, 2008:

PRECISION CASTPARTS CORP.

By: /s/ W.D. Larsson

Name of signer: W. D. LARSSON

Date signed: August 31        , 2007

AMENDMENT NO. 2 EXECUTED AS FOLLOWS, EFFECTIVE FEBRUARY 15, 2012:

COMPANY                    PRECISION CASTPARTS CORP.

By: /s/ ROGER A. COOKE

Print Name: ROGER A. COOKE

Title:     SVP & General Counsel

AMENDMENT NO. 3 EXECUTED AS FOLLOWS, EFFECTIVE MAY 28, 2014:

COMPANY                    PRECISION CASTPARTS CORP.

By: /s/ STEVEN C. BLACKMORE

Print Name: Steven C. Blackmore

Title:     Vice President and Treasurer